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                                                                   EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

MFS Contacts:
Media: Josh Howell, 402/231-3405                         Investors: Gary Brandt
    Steve Ingish, 402/231-3423                                     402/231-3432

          MFS COMMUNICATIONS COMPLETES MERGER WITH UUNET TECHNOLOGIES

  Omaha, Neb., August 12, 1996--MFS Communications Company, Inc. (Nasdaq:MFST) today announced the completion of its merger with UUNET Technologies, Inc. (Nasdaq:UUNT) after stockholders of both companies approved the transaction and the issuance of MFS common stock, which is valued at approximately $2 billion. The transaction closed effective prior to the opening of trading today. In the merger, each share of UUNET common stock has been converted into and represents the right to receive 1.777776 shares of MFS common stock.

  MFS is a leading provider of communication services for business. The Company provides one-stop shopping for integrated local and long distance services as well as a wide range of high quality voice, data and other enhanced services and systems specifically designed to meet the requirements of business and government customers. MFS currently has all-fiber optic networks in operation or development in 52 metropolitan markets in the U.S. and abroad. MFS is headquartered in Omaha, Nebraska, USA. Its World Wide Web address is http://www.mfst.com. MFS' common stock is traded on the Nasdaq National Market under the symbol MFST.